Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: S. Lewis Meyer, Ph.D. President and Chief Executive Officer Lipid Sciences, Inc. 925-249-4010 lmeyer@lipidsciences.com	Sandra A. Gardiner Chief Financial Officer Lipid Sciences, Inc. 925-249-4025 sgardiner@lipidsciences.com

FOR IMMEDIATE RELEASE:

August 11, 2008

LIPID SCIENCES RECEIVES STAFF DETERMINATION

PURSUANT TO MARKETPLACE RULE 4310(c)(3) FROM NASDAQ

Company to Request Hearing with Listing Qualifications Panel

PLEASANTON, Calif., August 11, 2008 – Lipid Sciences, Inc. (Nasdaq:LIPD)—announced today that it had received a letter, dated August 6, 2008, from The Nasdaq Stock Market Inc. stating that the Company’s common stock will be delisted from The Nasdaq Capital Market as of the opening of business on August 15, 2008 because the Company does not comply with the minimum $2.5 million in stockholders’ equity, $35 million market capitalization, or $500,000 net income requirements for continued listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3).  The Staff determination follows review of the Company’s recompliance plan that was submitted to the Nasdaq on May 30, 2008.  The Company has the right to appeal the Nasdaq Staff determination to a Nasdaq Listings Qualifications Panel.  The Company intends to request a hearing before August 13, 2008 which will automatically stay the delisting of the Company’s common stock until the Panel reaches a decision.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

In the event that the Panel denies the Company’s request for continued listing on The Nasdaq Capital Market, the Company’s common stock could be eligible for quotation and trading on the OTC Bulletin Board.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role. The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events. The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies. The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease. Conditions that could potentially be impacted by these technologies include HIV, SARS, and influenza. In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health — a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: our inability to obtain adequate funds; our technologies not proving to be safe or effective; our inability to obtain regulatory approval of our technologies, which are only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; our reliance on key suppliers to provide the material necessary to conduct successful pre-clinical and clinical studies; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.